Exhibit 99.2

October 5, 2016

Dear Endurance Colleagues:

Today we are taking an important, historic step in the ongoing transformation of Endurance with the announcement that Endurance has agreed to be acquired by Sompo Holdings (Sompo), the largest P&C insurer in the Japanese market, for $93.00 per share. This transaction will increase our scale and relevance, which will allow us to better serve our clients, shareholders, and other stakeholders. I am pleased to take this opportunity to share my perspective on this exciting and strategic milestone for our company.

Over the last three years, through our collective efforts, Endurance has become a larger, stronger and more profitable company with greater market presence. We have achieved exceptional growth, both organic and through last year’s acquisition of Montpelier Re, rebalanced our insurance and reinsurance portfolios, and diversified our product capabilities and distribution channels. We are recognized by our clients and distribution partners as an attractive market, and we have begun to reap the benefits of our hard work and investment.

We now have a unique opportunity to build on our recent success. Sompo is a global carrier with $15 billion in shareholders’ equity and A+ financial strength ratings from both A.M. Best and Standard & Poor’s. As a trading partner for several years, we respect Sompo’s disciplined risk management practices and underwriting culture. Most importantly, we share common values, including a commitment to integrity and exceptional client service, and we are aligned on a compelling strategic vision that will enable us to continue to increase our scale and our presence in the global market.

Endurance will become Sompo’s international platform outside its domestic market, which significantly advances Sompo’s strategic goal to greatly increase its presence in the international market. This platform will be managed with a great degree of autonomy, and I have personally committed to lead its development for the next five years alongside Endurance’s current Executive Leadership Team. Going forward, we will benefit from Sompo’s licensing arrangements in additional geographies, as well as from the increased scale and relevance to our clients and distribution partners. We will be better positioned than ever to achieve targeted and profitable growth.

The strategic strength of this transaction lies in our complementary talents, platforms, and markets. We do not expect any significant changes to our current strategy, operations, products or distribution channels. In addition, no significant redundancies or layoffs are expected. The headquarters of this new, integrated platform will remain in Bermuda.

The transaction we announced today is a testament to what we have collectively accomplished over the last several years. Aligning with Sompo is a unique opportunity to accelerate Endurance’s strategic growth trajectory, while providing an immediate and highly attractive cash premium to our shareholders. The transaction provides Sompo with greater presence and capabilities in the global insurance market, and that will present exciting opportunities for all of us.

We expect to complete the transaction in the first quarter of 2017, and we will keep you informed as the transaction progresses. A copy of our press release and a Q&A document are attached for your reference. We will host a conference call for all Endurance employees today, October 5th, at 10:00 a.m. Eastern Time to discuss this information. An invitation will be sent shortly.

In the coming months, I ask that you continue to focus on your very important work on behalf of Endurance and all our stakeholders. It is critical that we maintain our standing in the market during this very important renewal season and that we continue the momentum that we have worked so hard to achieve.

Thank you for your commitment to Endurance—and to our future success. On behalf of our entire Executive Leadership Team, we hope that you share our excitement at this exceptional opportunity to take our company to the next level.

Sincerely,

John Charman

Additional Information and Where to Find It

In connection with the proposed transaction, Endurance will file with the Securities Exchange Commission (“SEC”) a proxy statement on Schedule 14A and may file or furnish other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the proxy statement or any other document which Endurance may file with the SEC.  INVESTORS IN AND SECURITY HOLDERS OF ENDURANCE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR FURNISHED OR WILL BE FILED OR WILL BE FURNISHED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS.  Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with or furnished to the SEC by Endurance through the web site maintained by the SEC at www.sec.gov or by contacting Endurance’s investor relations department.

Participants in the Solicitation

Endurance and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Endurance’s shareholders in connection with the proposed transaction.  Information regarding Endurance’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Endurance’s annual proxy statement filed with the SEC on April 8, 2016.  A more complete description will be available in the proxy statement on Schedule 14A.  You may obtain free copies of these documents as described in the preceding paragraph filed, with or furnished to the SEC.  All such documents, when filed or furnished, are available free of charge at the SEC's website (www.sec.gov) or by directing a request to Endurance’s investor relations department.